Exhibit 23.4

CONSENT OF CBRE, INC.

We hereby consent to (1) the use of our name, and the description of our role and the reference to our firm under the caption “Experts,” in the Registration Statement on Form S-11 and the related prospectus and any amendments or supplements thereto (collectively, the “Registration Statement”) to be filed by Lineage, Inc., a Maryland corporation, with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, (2) references to, and inclusion in, the Registration Statement of the of the CBRE, Inc. Market Study (the “Market Study”), including without limitation under the headings “Prospectus Summary,” “Industry Overview” and “Business and Properties,” and (3) the filing of this consent as an exhibit to the Registration Statement.

Dated: July 16, 2024

CBRE, INC.

By:	/s/ Michael R. Rowland
Name:	Michael R. Rowland
Title:	Head of Risk